Exhibit 2.2

MOGULREIT II, INC.

ARTICLES OF AMENDMENT

MogulREIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the articles of amendment and restatement of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

RealtyMogul Apartment Growth REIT, Inc.

SECOND: The foregoing amendment to the Charter was approved the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Compliance Officer on this 1st day of September, 2021.

ATTEST:		MOGULREIT II, INC.

		By:	(SEAL)
Name:	Saher Hamideh	Name:	Jilliene Helman
Title:	Chief Compliance Officer	Title:	Chief Executive Officer